EXHIBIT 23.6


                                  Law Office of
                                W. STEVEN WALKER
                            Wells Fargo Bank Building
                         800 Airport Freeway, Suite 1100
                               Irving, Texas 75062
             Telephone (972) 445-4114    Facsimile (972) 445-4113


September 24, 2002


Board of Directors
Direct Wireless Communications, Inc.
2068 N Valley Mills Dr.
Waco, Texas 76710


Gentlemen:

         You have requested my opinion concerning the validity of the shares of common stock of Direct Wireless Communications, Inc., to be sold pursuant to registration statement File No. 333-99115 filed with the Securities and Exchange Commission on September 4, 2002. In connection with the preparation of this opinion I have examined such documents and conducted such other examinations as I considered necessary for the preparation of the opinion. On the basis of my examinations, it is my opinion that when the shares of Direct Wireless Communications, Inc., common stock are issued and sold as described in the prospectus to that registration statement, they will be validly issued and outstanding, fully paid and nonassessable.

                                            Very truly yours,


                                            LAW OFFICES OF W. STEVEN WALKER





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